Exhibit (a)(5)(B)

NEWS RELEASE

DATE:	October 12, 2021
CONTACT:	Dan Lombardo, InvenTrust Properties Corp.
630-570-0605 or dan.lombardo@inventrustproperties.com

InvenTrust Properties Corp. Launches Tender Offer for Up to $100 Million of its Common Stock

Downers Grove, Ill.—InvenTrust Properties Corp. (“InvenTrust” or the “Company”) announced today that it is commencing a modified “Dutch Auction” self-tender offer (the “Offer”) to purchase for cash up to $100 million in value of shares of the Company’s common stock.

In accordance with the terms and subject to the conditions of the offer to purchase and letter of transmittal, InvenTrust will select the lowest price, which will not exceed $28.00 nor be less than $25.00 per share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, that will enable the Company to purchase up to the maximum number of shares of common stock having an aggregate purchase price not exceeding $100 million. All shares purchased by the Company pursuant to the Offer will be purchased at the same price. InvenTrust expects to fund the Offer with cash on hand.

The Offer will expire at 12:00 midnight, New York City time, at the end of the day on November 8, 2021, unless the Offer is extended or withdrawn. Upon expiration, payment for the shares of common stock accepted for purchase under the Offer will occur promptly in accordance with applicable law.

If, based on the purchase price, shares having an aggregate value of less than $100 million are properly tendered and not properly withdrawn, the Company will purchase all shares properly tendered and not properly withdrawn. If more than $100 million in value of shares are properly tendered and not properly withdrawn, the Company will purchase shares in the following order of priority: (a) first, the Company will purchase all the shares properly tendered at or below the price ultimately determined to be the Purchase Price and not properly withdrawn by any “odd lot holder” (a stockholder that owns in the aggregate less than 100 shares) that tenders all of such stockholder’s shares; and (b) second, after the purchase of all the shares properly tendered and not properly withdrawn by odd lot holders, the Company will purchase all other shares properly tendered and not properly withdrawn at or below the price ultimately determined to be the Purchase Price, on a pro rata basis with appropriate adjustments to avoid the purchase of fractional shares.

The Company’s board of directors has approved the Offer. None of the Company, its board of directors, Computershare Trust Company, N.A. in its capacity as Depositary and Paying Agent, Georgeson LLC in its capacity as Information Agent, nor BofA Securities or Wells Fargo Securities, LLC in their capacities as Dealer Managers for the Offer, or any of their respective affiliates, however, made, or is making, any recommendation to any stockholder as to whether to tender or refrain from tendering his, her or its shares or as to the price or prices at which any stockholder may choose to tender his, her or its shares. Each stockholder must make his, her or its own decision whether to tender shares, how many shares to tender and the price or prices at which to tender.

Any questions or requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, by telephone toll free at 888-877-5360. Requests for copies of the offer to purchase, the letter of transmittal or other tender offer materials may also be directed to Georgeson, and such copies will be furnished promptly at the Company’s expense. Stockholders may also contact their broker dealer, commercial bank, trust company, custodian or other nominee for assistance concerning the Offer.

Important Notice

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the modified “Dutch Auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will publish, send or give to stockholders upon commencement of the tender offer, and file with the SEC. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials when they become available because they contain important information, including the terms and conditions of the Offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials after they are filed by the Company with the SEC at the SEC’s website at www.sec.gov. Each stockholder should consult with its tax advisor, broker, dealer, commercial bank, trust company, custodian or other nominee to evaluate the consequences of tendering or selling Shares in the Offer.

About InvenTrust Properties Corp.

InvenTrust Properties Corp. (IVT) is a premier Sun Belt multi-tenant essential retail REIT that owns, leases, redevelops, acquires and manages grocery-anchored neighborhood and community centers as well as high-quality power centers. A trusted, local operator bringing real estate expertise to its tenant relationships, IVT has built a strong reputation with market participants across its portfolio. IVT is also committed to leadership in environmental, social and governance (ESG) practices and has been a Global Real Estate Sustainability Benchmark (“GRESB”) member since 2018. As of June 30, 2021, the Company is an owner and manager of 65 retail properties, representing 10.8 million square feet of retail space. For more information, visit www.inventrustproperties.com.

Forward-Looking Statements Disclaimer Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: the effects and duration of the COVID-19 pandemic; interest rate movements; local, regional, national and global economic performance; competitive factors; the impact of e-commerce on the retail industry; future retailer store closings; retailer consolidation; retailers reducing store size; retailer bankruptcies; the Company’s ability to maintain the listing requirements of the NYSE; government policy changes; and any material market changes and trends that could affect the Company’s business strategies. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see our filings with the securities and Exchange Commission (“SEC”), including the Risk Factors included in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.